Exhibit 10.3
SPECTRAL RESPONSE, INC.AND LAS VEGAS GAMING, INC.
SUBCONTRACTOR PURCHASE AGREEMENT NO. 052506-LVGI-01
Table of Contents

Article		Page

1	Purpose of Agreement	1
2	Term	1
3	Purchase Orders	1
4	Forecast and Stocking Quantity	1
5	Price	2
6	Terms and Conditions	3
7	Conformity Determination	3
8	Warranty	3
9	Limitation of Liability	5
10	Termination of Agreement	5
11	Force Majeure	6
12	Proprietary Information and Confidentiality	7
13	General Provisions	9

Exhibits

I	Pricing	I-13
II	Operational Parameters	II-13
III	Repair and Refurbishment	III-15

SUBCONTRACTOR PURCHASE AGREEMENT NO. ______
THIS AGREEMENT and its Exhibits (“Agreement”) is entered into on :___, by and between Spectral Response, Inc., a Georgia corporation (“Seller”) having a principal place of business at 3741 Venture Dr., Suite 350, Duluth, GA. 30096 and Las Vegas Gaming, Inc. having a principal place of business at: 4000 West Ali Baba Lane, Suite D Las Vegas, NV 89118 and its affiliates and subsidiaries (“Buyer”).
Article 1 — Purpose of Agreement
1.01.	This Agreement shall set forth the provisions under which Buyer intends to buy and Seller agrees to sell custom-manufactured Units (“Items” or “Products”) described in Exhibit I.
Article 2 — Term
2.01. The “Initial Term” of this Agreement shall commence as of 05/25/2006, and continue until 05/25/2007. This Agreement shall automatically continue in effect for consecutive twelve month periods after the Initial Term unless either party shall provide to the other written notice of termination at least one hundred eighty (180) days prior to the termination date of the Initial Term or 90 days prior to the end of any subsequent term.
Article 3 — Purchase Orders
3.01. Seller shall confirm acceptance of all of Buyer’s purchase orders in conformance with the terms of this Agreement within three (3) working days and acknowledge in writing within ten (10) working days of receipt of a hard copy purchase order. Any acceptance shall be at Seller’s option and shall be subject to the availability of materials, equipment, labor force and similar manufacturing capabilities as determined by Seller at its absolute discretion.
3.02. Buyer shall provide an estimated six (6) month rolling forecast to Seller of Buyer’s anticipated purchase orders as provided in paragraph 4.01. Pricing shall be renegotiated if bi-annual order quantities vary from the forecasts by plus or minus 20% of the amount of such forecast. The quantities Buyer may purchase hereunder shall not be limited to the forecast.
Article 4 — Forecast and Stocking Quantity
4.01. On a monthly basis, Buyer will provide Seller with a written six (6) month rolling forecast of Buyer’s projected requirements, including quantities and delivery dates, for Seller’s planning purposes (hereinafter the “Forecast”).
4.02 Once a projected requirement falls within ninety (90) days of when it would be due for delivery to Buyer pursuant to Forecast, both the quantity and delivery date become firm, and can only be revised upon Seller’s written approval. Notwithstanding anything to the contrary in this Agreement, Buyer shall be required to pay in full the amount of all orders which have become firm.
4.03. For projected requirements outside the ninety (90) day period, the quantities and delivery dates can be decreased at Buyer’s option (subject to the terms hereof), and increased with Seller’s approval. Seller shall not incur any internal labor costs for requirements outside such ninety (90) day period.
4.04. Upon Buyer providing a purchase order or other commitment to Seller, Seller shall use its best efforts to obtain any materials, components or equipment (collectively “Inventory”) which may be necessary to meet the requirements of a Forecast, including without limitation, items which may be unique, specially manufactured or required to be purchased in bulk.
4.05. In the event that Buyer does not meet the production quantities contained in a Forecast, Buyer shall, within ten (10) days of notice from Seller, pay: (1) the cost of all such remaining Inventory which was not used in the production of products for Buyer, and Seller shall deliver such Inventory to Buyer upon such payment, (2) the cost of any “back charges” or other third party costs incurred by Seller as a result of such reduced production, (3) the difference between the re-calculated cost of the products (including without limitation all direct and indirect costs) which were delivered to Buyer and the cost which Seller has quoted to Buyer for such products, and (4) a 12.5% overhead cost allocation, calculated by multiplying such percentage by the totals determined under items (1), (2) and (3) of this paragraph 4.05.
Article 5 — Price
5.01. Subject to the terms of this Agreement, prices for the Products shall be as listed in Exhibit I. Upon payment to Seller of the purchase price set forth herein, title shall vest in Buyer.
5.02. The purchase price for any Product, together with all applicable shipping charges, packaging charges, other special charges and taxes, shall be payable in full to Seller within 30 days after Seller ships such Product. Buyer shall pay a late payment charge of 1.5 percent per month, or the maximum rate permitted by applicable law, whichever is less, on any unpaid amount for each calendar month or fraction thereof that any payments are in arrears to Seller. All costs of collection of the purchase price for any Product, including without limitation court costs and attorney fees, shall be paid by Buyer.
5.03. In the event the costs for inventory changes by more than 1% due to circumstances beyond Seller’s reasonable and customary control, Seller shall promptly notify Buyer who shall have the option to either cancel the applicable purchase order and incur all costs of Seller determined in accordance with paragraph 4.05, or pay Seller such additional costs.
Article 6 — Terms and Conditions

6.01. The operational parameters of this Agreement are defined in Exhibit II.
Article 7 — Conformity Determination
7.01. Each Item delivered must conform to Buyer’s specifications. Upon Buyer’s request each item can be serialized per Buyer’s standard serialization procedure which will include date code. Buyer shall notify Seller of any Item failing said conformity within the warranty period of Article 8 including the defect and the cause of the defect within 10 days of Buyer’s knowledge of such defect. In such event, at Seller’s option, Seller shall:
(A) Repair or replace Items returned to Seller, and return repaired or replacements Items to Buyer within ten (10) working days of receipt subject to availability of materials; or
(B) Repair Items at Buyer’s designated site within ten (10) days after receipt of notice; or
(C) Issue credit for or refund the purchase price of all Items returned by Buyer, within fifteen (15) days of receipt by Seller.
Any other corrective actions shall be acceptable only if Seller gives prior written approval.
7.02. To the degree that Buyer does not set or provide contrary specifications for Products, Seller intends to use such industry accepted standards as it may deem reasonable, including without limitation the IPC-A-610 standards or any other applicable industry or IPC-ANSI standards.
7.03. Buyer may return Items supplied under this Agreement to Seller for repair or refurbishment upon giving reasonable prior written notice to Seller. Procedures applicable to said repair or refurbishment service shall be defined in Exhibit III. Seller agrees to provide such repair and refurbishment service under the provisions of this Agreement, for a period of 12 months after delivery of the last Equipment Unit to Buyer.
Buyer shall, at it sole cost, provide Seller copies of any and all software, equipment or materials (including any required upgrades) which buyer wishes seller to use to test the products. Any product testing shall be agreed to by mutual consent of the parties.
Article 8 — Warranty

8.01. Seller warrants that, under normal use and service, the Items shall be free from defects in material and workmanship and shall conform to Buyer’s specifications for a period of 6 months after shipment of such Items to Buyer. The foregoing warranty shall not be transferable without Seller’s written approval.
8.02. If the Items fails to meet the warranties of paragraph 8.01. and Buyer gives Seller written notice thereof during the applicable warranty period, Seller’s sole obligation shall be to correct the failure by repair, replacement, or adjustment, as determined in Seller’s sole discretion.
8.03. EXCEPT AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS, ARTICLE 8, AND IN LIEU OF ALL OTHER WARRANTIES, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AND IN NO EVENT SHALL ANY WARRANTIES UNDER THIS AGREEMENT EXTEND, IN WHOLE OR IN PART, TO PURCHASERS OF BUYER’S SYSTEMS.
8.04. Buyer shall be solely responsible for the selection, use, efficiency and suitability of the Items.
8.05. Seller shall not be liable to Buyer for the warranty provisions of this Article 8 if:
(A) Modifications are made to the Items by someone other than Seller;
(B) Attachments, features or devices are employed on the Items that are not supplied by Seller or not approved in writing by Seller, including, but not limited to, other components of Buyer’s Systems;
(C) A version other than the current version of the operating system software or the software used by Seller is used on the Items; or
(D) The Items are subject to misuse or abuse.
8.06. Should a failure occur during the Warranty Period, Seller, at Seller’s option, Seller shall make every effort to:
(A) Repair or replace Items returned to Seller, and return repaired or replacement Items to Buyer within ten (10) days of receipt; or
(B) Repair items at Buyer’s designated site within ten (10) days after receipt; or
(C) Issue credit for or refund the purchase price of all Items returned by Buyer, within fifteen (15) days of receipt by Seller.
Any other corrective actions shall be acceptable only if Seller gives prior written approval.

8.07. All repaired or replacement Items under these warranty provisions shall be warranted by Seller through the remainder of the original Warranty Period or thirty (30) days, whichever is longer.
8.08. Seller warrants that Buyer shall acquire good title to all Items, which shall be new and contain only new material.
8.09. Seller shall not be responsible for Buyer’s field service or customer service organizational costs.
8.10. Seller shall warranty conformance to the Buyer’s subassembly specifications. Seller shall not warranty system compliance nor application of the products sold to Buyer.
8.11. Seller shall not be responsible for product which has been subjected to mishandling, abuse or improper use in violation of Seller’s or Buyer’s installation and operational instructions.
8.12. The sale of Buyer’s Systems, including the Items, to purchasers thereof shall be on terms and conditions which shall hold Seller harmless against any and all claims of such purchasers and which shall otherwise be consistent with the terms and conditions of this Agreement.
Article 9 — Limitation of Liability
9.01. IN NO EVENT SHALL SELLER BE LIABLE TO BUYER OR TO CUSTOMERS OF THE BUYER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF THE SELLER HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. SELLER’S LIABILITY, IF ANY, TO BUYER OR TO THE CUSTOMERS OF BUYER HEREUNDER SHALL IN NO EVENT EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER HEREUNDER BY THE BUYER.
9.02. IN NO EVENT SHALL SELLER BE LIABLE TO BUYER OR TO CUSTOMERS OF THE BUYER FOR ANY DAMAGES RESULTING FROM OR RELATED TO ANY FAILURE OR DELAY OF THE SELLER IN THE DELIVERY OR INSTALLATION OF THE ITEMS OR IN THE PERFORMANCE OF ANY SERVICES UNDER THIS AGREEMENT.
9.03. Any claim arising out of or related to this Agreement must be brought no later than one year after the cause of action has occrued.
Article 10 — Termination of Agreement

10.01. Default. In the event of a default by either party of the terms of this Agreement, the non-defaulting party shall give the defaulting party written notice of the default and the defaulting party shall have five (5) days to cure any monetary default and thirty (30) days to diligently begin to cure any non-monetary default. In the event the defaulting party should fail to cure a monetary default within such five (5) days or diligently begin to cure a non-monetary default within thirty (30) days and diligently pursue the cure to its conclusion, the other party shall be entitled to declare a default hereunder.
The rights and remedies given in this Agreement to a non-defaulting party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a non-defaulting party under the provisions of this Agreement or given to a non-defaulting party by law.
One or more waivers of the breach of any provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same or any other provisions, nor shall any delay or omission by a non-defaulting party to seek a remedy for any breach of this Agreement or exercise the rights accruing to a non-defaulting party by reason of such breach be deemed a waiver by a non-defaulting party of its remedies and rights with respect to such breach.
10.02. The non-defaulting party may terminate/cancel this Agreement if an uncured default should occur pursuant to paragraph 10.01.
10.03. In the event of any termination/cancellation of this Agreement pursuant to paragraph 1 the non-defaulting party shall have the right to:
(A) Declare all amounts owed to such party immediately due and payable;
(B) Seller shall be entitled to enter Buyer’s premises and repossess the Items, Spare Parts and all other items supplied by Seller, for which title to which has not passed to Buyer; and
(C) Cease performance of all of such non-defaulting party’s obligations hereunder without liability to such for the other party.
Article 11 — Force Majeure
11.01. Neither party shall be responsible for any failure to perform due to any cause beyond its reasonable control. These causes shall include only labor disputes, governmental requirements and Acts of God. Upon notification, performance hereunder shall be excused only until the conditions excusing performance cease. If an actual or potential labor dispute delays or threatens to delay Seller’s timely performance, Seller shall immediately notify Buyer.
Article 12 — Proprietary Information and Confidentiality

12.01. Each party may have access to or be provided with certain scientific data, documentation and other proprietary confidential information of the other party heretofore maintained in strictest confidence by the source party as a trade secret; and, each party is willing to permit authorized representatives of the other party access to such confidential information for the limited purpose of accomplishing this Agreement.
12.02. Seller may disclose to Buyer certain proprietary information, data, test results, techniques or know-how, or permit Buyer to evaluate Seller’s products. All such technical information (whether disclosed by Seller or ascertained by Buyer through examination and evaluation of Seller’s products) shall be deemed confidential, proprietary, and valuable trade secret information which is the exclusive property of Seller and is referred to herein as “Confidential Information of Seller”.
12.03. Buyer may disclose to Seller certain proprietary information, data, test results, techniques, or know-how or permit Seller to examine and evaluate Buyer products. All such technical information (whether disclosed by Buyer or ascertained by Seller through examination and evaluation of Buyer’s products) shall be deemed confidential, proprietary and valuable trade secret information which is the exclusive property of Buyer and is refereed to herein as “Confidential Information of Buyer”.
12.04. Buyer shall use the Confidential Information of Seller exclusively for accomplishing this Agreement. All Confidential Information of Seller received by Buyer shall remain the property of Seller and shall be kept confidential by Buyer and not disclosed to others except with the prior written consent of Seller.
12.05. Seller shall use the Confidential Information of Buyer exclusively for accomplishing this Agreement. All Confidential Information of Buyer received by Seller shall remain the property of Buyer and shall be kept confidential by Seller and not disclosed to others except with the prior consent of Buyer.
12.06. Each of the parties shall disclose the Confidential Information of the other party only to such of its own employees that require the information in order to carry out this Agreement and shall treat such Confidential Information as it would its own confidential information. Such employees shall be notified of the proprietary nature of the Confidential Information.
12.07. All Confidential Information disclosed in written form under this Agreement by either party shall be clearly marked as “proprietary” or “confidential”. All Confidential Information disclosed in any manner other that writing shall be preceded or followed by an oral or written statement indicating that the information is confidential or constitutes Confidential Information falling within the terms of this Agreement.
12.08. The restrictions and obligations upon the parties under this Agreement concerning confidentiality shall expire five (5) years from the last date of this Agreement and shall not apply to any portion of the Confidential Information of either party which:

(A) is known to the other party prior to receipt thereof under this Agreement,
(B) is disclosed without restriction to the other party in good faith by a third party who is in lawful possession thereof and who has the right to make such disclosures;
(C) is or shall have become public knowledge, by publication or otherwise, through no fault of the party having the obligation of confidentiality under this Agreement, or
(D) is discovered by either party completely without reference to Confidential Information of the other party;or
(E) is transmitted by a party after receiving notification in writing from the other party that the other party does not desire to receive any further Confidential Information.
12.09. Upon termination of the Agreement and the written request of a source party, the recipient party shall return to the other party all written Confidential Information of the other party or other written materials and all compilations and copies thereof received by such party from the other, except to the degree that Seller shall deem necessary to meet any continuing warranty or other continuing obligations of Seller hereunder.
12.10. The parties specifically acknowledge and agree that the terms and conditions of the above restrictive covenants are reasonable and necessary for the protection of each party’s business and Confidential Information and to prevent damage or loss to a party as a result of any action taken by the other party not in compliance with this Agreement.
12.11. The parties hereby acknowledge and agree that any breach by either party or any of its authorized representatives of the foregoing provisions of this Article 12 may cause the other party irreparable injury for which there is no adequate remedy at law. Therefore, the parties expressly agree that either party shall be entitled, in addition to any other remedies available, to injunctive and/or other equitable relief to require specific performance or prevent a breach under the provisions of this Agreement. However, no liabilities shall arise from disclosure of Confidential Information not resulting from the fault or negligence of the party to whom the information was provided hereunder.
12.12. The parties agree that the terms of this Article 12 shall be subject to the Georgia Trade Secrets Act and that the Confidential Information of Seller and the Confidential Information of Buyer shall be treated as a Trade Secret as provided under such Act.
12.13. Neither party shall disclose the existence or terms of this Agreement without prior written approval of the other party. Seller shall not refer to Buyer in any promotional literature without first obtaining the prior written consent of Buyer.
Article 13 — General Provisions

13.01. Waiver. Waiver by either party of any right under this Agreement shall be effective only if specifically made in writing and signed by a duly authorized representative.
13.02. Headings. The headings and titles in this Agreement are for convenience only and shall not affect the interpretation of the Agreement.
13.03. Severability. If any provision of this Agreement is found unenforceable, this Agreement shall be interpreted so as to comply with the law while preserving as nearly as possible the present wording and intent of the Agreement and the remaining provisions shall remain in full force and effect. If revision or deletion of the unenforceable provision shall be reasonably deemed to have materially altered the intent of the parties under this Agreement, the Agreement may be terminated by either party upon written notice to the other party, but this provision shall not permit termination for less than material reasons.
13.04. Integration. This Agreement with all Exhibits hereby incorporated by reference, and any amendments hereto, signed by duly authorized representatives of both parties, shall constitute the entire Agreement and understanding between the parties. This Agreement supersedes all previous understandings, agreements and representations, oral or written. The individuals executing this agreement acknowledge that each of them has the authority to execute this Agreement on behalf of their respective parties.
Each party agrees to perform all further acts and execute, acknowledge and deliver any documents reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
13.05. Choice of Law. This Agreement is made in Georgia and shall be governed by and interpreted under Georgia Law.
13.06. Buyer’s Property. All drawings, dies, patterns, tooling, or other Items supplied by Buyer (or Seller at Buyer’s expense) are the property of Buyer and shall be preserved, normal wear and tear excepted, and returned to Buyer upon request or within thirty (30) days of termination or expiration of this Agreement.
13.07. Infringement Indemnification. The Items will be produced by Seller in accordance with certain specifications provided by Buyer. Buyer shall defend or settle, at its sole expense, using an attorney approved by Seller, any cause of action or proceeding brought against Seller which is based on a claim that the Items manufactured pursuant to the terms of this Agreement infringe any patent, copyright or trade secret. Buyer shall indemnify and hold harmless Seller against any and all expenses and judgments, including any award of attorneys fees and Seller’s attorney’s fees, which they shall incur as a result of the foregoing, provided that Seller has given Buyer prompt written notice of such cause of action or proceeding and has provided Buyer with all reasonable cooperation and information in Seller’s possession. Seller shall be kept informed of the status of the claim or suit.
If a claim is made that the any Items manufactured pursuant to this Agreement infringe any patent, copyright or trade secret, or if Seller believes that a likelihood of such a claim exists,

Buyer may procure for Seller the right to continue using and selling such Items, modify them to make them non-infringing, but still meet the specifications therefore, or replace them with non-infringing hardware and spare parts of similar capability. If none of the foregoing is reasonably available to Seller, Seller may remove such Items from Seller’s premises and Buyer shall refund to Seller the purchase price thereof.
13.08. Assignment. Seller shall not assign this Agreement or its rights or obligations hereunder without the prior written consent of Buyer.
13.09. Survival of Provisions. The following Articles of this Agreement shall survive any termination or expiration of the Agreement: Articles 7, 8, 9, 10, 12, and sections 13.05 and
13.10. Notices. All notices, elections, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sent by certified mail, return receipt requested, facsimile, courier, e-mail or overnight delivery service addressed to the parties as set forth below or to such other address which any party shall have given to the other party for such purpose.
Each such notice shall be deemed delivered on the earlier of the following dates:
(A) on the date delivered if by personal delivery,
(B) on the date of transmission with confirmed answer back, if by electronic facsimile,
(C) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as undeliverable, as the case may be, if mailed and
(D) one (1) day after deposited with Federal Express or similar overnight delivery service,
(E) on the date of transmission if sent by email.
13.11. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of signatures of each of the parties to one of such counterpart signature pages and shall be read as though one, and they shall have the same force and effect as though all of the signatories had signed a single signature page.
13.12. Binding Effect. Except as otherwise provided for herein, the Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, and permitted successors and assigns of the parties hereto.
13.13. Rules of Construction . The singular shall be deemed to refer to the plural and the masculine to the feminine and neuter and vice versa as the context requires throughout the Agreement. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.
13.14. Binding Arbitration. If the parties should disagree as to any matter under this Agreement, the dispute shall be arbitrated in Atlanta, Georgia, in accordance with the rules then governing of the American Arbitration Association, using locally qualified parties. All decisions of any arbitration proceedings shall be binding upon the parties.

IN WITNESS WHEREOF, the parties to this Agreement have executed it as of the date first written above.

“SELLER”: SPECTRAL RESPONSE INC.
BY:
Title:

DATE SIGNED:

“BUYER” : LAS VEGAS GAMING, INC.
BY:
Title:

DATE SIGNED:
SUBCONTRACTOR PURCHASE AGREEMENT NO. ______
EXHIBIT I                    Pricing For Equipment Units
Buyer
Buyer P/N     Seller P/N     Item Description     Lead Time     Price     Qty_

***********
Notes:
SUBCONTRACTOR PURCHASE AGREEMENT NO. _____
OPERATIONAL PARAMETERS
EXHIBIT II
TITLE AND RISK OF LOSS: Title of goods and risk of loss shall be governed by the F.O.B. terms. In the event Seller utilizes other than Buyer’s freight carrier designated under “Mode of Transportation” below, then title to goods and all risk of loss shall remain with Seller until Items are delivered to Buyer’s designated site.
F.O.B. ORIGIN: Duluth,GA
SALES TAX:Exempt Tax Certificate number shall appear on the face of Buyer’s written Purchase Order.
MODE OF TRANSPORTATION:
     (A) Seller shall select the mode of shipment of the Items and the cost thereof shall be Seller’s then current area destination charge that shall be added to the purchase price. If Buyer desires a different mode of shipment, Buyer shall advise Seller thereof, and Buyer shall pay Seller all costs associated with such different mode of shipment plus a premium of 5 percent of the purchase price therefor.
     (B) Unless otherwise specified and agreed, the Items shall be packaged in accordance with Seller’s then current packaging specifications for the mode of shipment that Seller selects, and the cost of such packaging shall be included in the purchase price.
     (C) The Items shall be delivered F.O.B. Seller’s shipping point (manufacturing facility or staging area), and Buyer thereafter assumes all risk of loss thereof.
FREIGHT CLASSIFICATION: ___
LEAD TIME: Expressed in calendar days, will mean the number of days from the date of P.O. placement by Buyer, to delivery at Buyer’s designated site.
PAYMENT TERMS: Net 30. Buyer to send payment to Seller net 30th day from date of receipt of Items by Buyer.
DELIVERY PERFORMANCE:

A. Delinquency: Seller shall use its best efforts to deliver in accordance with the schedules listed on Buyer’s Purchase Orders issued under the provisions of this Agreement.
If Seller notifies Buyer in writing within four (4) weeks of the delivery date that one of the situations listed below has occurred, a new delivery date may be negotiated without any penalty to the Seller:
1.	The item has been placed on allocation by the manufacturer;

2.	The supplier notifies Seller in writing of lead time changes for the item;

3.	The manufacturer obsolete an item(s);

4.	The Seller receives a lot of material from the approved manufacturer which is unacceptable.
B. Over-shipment: Buyer will not be obligated to accept shipments in excess of the quantity ordered. Buyer may return all excess material to Seller and debit all appropriate costs.
C. Schedule Changes:
1. Cancellation: allowable, without penalty, except as stated in Article 4, upon ninety (90) days notice.
2. Reschedule: allowable to maximum of ninety (90) days with sixty (60) days notice; allowable with no restrictions with one hundred twenty (120) days notice.
3. Expedite in less than normal lead-time allowable, with no hidden restrictions, or charges to Buyer.
4. Seller to notify Buyer within five (5) working days of any delinquencies.
REPAIR AND REFURBISHMENT
SUBCONTRACTOR PURCHASE AGREEMENT NO. _____
EXHIBIT III
GENERAL TERMS:
“Items” in this Exhibit refer to repairable equipment units.
Items listed in this Exhibit will be repaired and

refurbished for a preset fee. To qualify for preset fees, “Repair and Refurbishment” (R&R) Items must not have been subjected to alteration, misuse, abuse and must have components intact and free of damage. R&R Items received by Seller from Buyer will be repaired as necessary and brought up to the current Revision Level.
PROCEDURE:
Buyer shall notify Seller when Items require R&R service. Buyer will prepare shipping documents, including the:
A.	Shipping Memorandum;

B.	Seller’s Return of Material Authorization Number (RMA), if applicable; and,

C.	Buyer’s Material Return Notice (MRN), stating the defect, and cause of defect, if known.
Seller shall repair or refurbish returned Items within ten (10) working days of receipt.
REPAIR AND REFURBISHMENT FEES:
A. Standard prices for repair and refurbishment will be based on a flat labor rate of 28.50 per hour plus cost of components.
B. All shipping charges for non-warranty repair shall be borne by Buyer.
WARRANTY:
The R&R Items shall be warranted in accordance with Article 8 of this Agreement.
SERVICE LOCATIONS (For Warranty and Out-of-Warranty R&R):
The following service locations are available for utilization by Buyer:
SPECTRAL RESPONSE, INC.
3741 Venture Drive, Suite 350
Duluth, GA 30096